Exhibit 99.1

	Contact:	Steven Brazones Investor Relations 651.236.5158

H.B. Fuller Company P.O. Box 64683 St. Paul, Minnesota 55164-0683		Keralyn Groff Public Relations 651.236.5104

News	For Immediate Release	November 27, 2006

H.B. Fuller Finalizes Separation Agreement with CEO Al Stroucken

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) announced today that it signed a separation agreement on Nov. 20, 2006, with Al Stroucken, chairman, president and chief executive officer, in connection with his previously announced resignation from the company. The separation agreement essentially modifies the terms of Stroucken’s existing employment agreement to permit him to depart from the company prior to March 31, 2007, the stated expiration date of his employment agreement.

This separation agreement will result in estimated after-tax charges to earnings of $5.9 million in the fourth quarter of the company’s fiscal 2006 and $1.5 million in the company’s fiscal 2007. These charges will result from amounts to be paid to Stroucken under the separation agreement, the accelerated vesting of certain equity compensation awards, and charges associated with the company’s supplemental executive retirement plan. Under the separation agreement, Stroucken received $4 million less in payments and other benefits than he would have received had he instead chosen to leave the company at the expiration of his employment agreement on March 31, 2007.

Details regarding the separation agreement will be available in a Form 8-K filing later today.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the Web site at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the successful completion of the sale of the Powder Coatings business; the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 7, 2006, July 7, 2006, and October 6, 2006 and the Company’s 10-K filing of February 14, 2006. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.